Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sanmina Corporation:

We consent to the use of our report dated November 19, 2015, with respect to the consolidated statements of income, comprehensive income, stockholder’s equity, and cash flows of Sanmina Corporation and subsidiaries for the year ended October 3, 2015, and the related financial statement schedule, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California
November 13, 2017